UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2026

THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Technology Way, Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (561) 893-0101

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value	GEO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

On October 5, 2026, The GEO Group, Inc. (“GEO” or the “Company”) entered into an Amended and Restated Credit Agreement (the “A&R Credit Agreement”), by and among GEO and GEO Corrections Holdings, Inc., as the Borrowers, Bank OZK, as administrative agent, and the lenders party thereto. The A&R Credit Agreement amends and restates in its entirety the prior Credit Agreement, dated as of April 18, 2024 (as previously amended). The A&R Credit Agreement maintains the revolving credit facility commitments at $550.0 million and extends the maturity of the revolving credit facility to July 14, 2031. The A&R Credit Agreement increased to $750.0 million the Incremental Amount (as defined therein) of additional term loans, incremental equivalent debt or increases to the revolving credit facility commitments that the Company may request, subject to the satisfaction of the applicable conditions in the A&R Credit Agreement. The A&R Credit Agreement also increased the Company’s restricted payments capacity so as to permit the Company to make unlimited restricted payments, including share repurchases, under the A&R Credit Agreement, to the extent the Company’s total leverage ratio (as defined therein) calculated on a pro forma basis after giving effect to such restricted payment would be equal to or less than 2.25 to 1.00 and no default exists thereunder. The foregoing summary is qualified in its entirety by reference to the full text of the A&R Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto to this Current Report on Form 8-K (the “Form 8-K”) and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On October 6, 2026, the Company issued a press release announcing the delivery of the notice of redemption for the 2029 Senior Secured Notes discussed in Item 8.01 below and the closing of the A&R Credit Agreement discussed in Item 1.01 above, which is furnished as Exhibit 99.1 to this Form 8-K.

The information furnished in this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filings under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein.

Item 8.01	Other Events.

On October 5, 2026, concurrently with the closing of the A&R Credit Agreement described in Item 1.01 above, GEO delivered a notice of redemption to the holders of all $650.0 million in outstanding aggregate principal amount of its 8.625% Senior Secured Notes due 2029 (CUSIP Nos. 36162JAG1 and U32352AF0) (the “2029 Senior Secured Notes”), to redeem all of the 2029 Senior Secured Notes at a redemption price of $1,043.13 per $1,000.00 original principal amount, or approximately $678 million, plus accrued and unpaid interest to, but excluding, October 15, 2026 (the “Redemption Date”), in accordance with the Indenture, dated as of April 18, 2024 (the “Indenture”), among the Company, the guarantors party thereto and Ankura Trust Company, LLC, as trustee (the “Trustee”).

The Company will deposit with the Trustee, by October 14, 2026, funds in an amount sufficient to pay and discharge the outstanding principal amount of the 2029 Senior Secured Notes, plus accrued and unpaid interest to, but excluding, the Redemption Date, using the net proceeds from the Company’s recently announced asset sales. Upon the funding of the redemption price, the Indenture will be discharged in accordance with its terms. Payment of the redemption price for the 2029 Senior Secured Notes will be made through the Depository Trust Company.

This Current Report on Form 8-K is not a notice of redemption with respect to the 2029 Senior Secured Notes. The redemption of the 2029 Senior Secured Notes will be made solely pursuant to the notice of redemption delivered pursuant to the Indenture.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of October 5, 2026, among The GEO Group, Inc. and GEO Corrections Holdings, Inc., as borrowers, Bank OZK as Administrative Agent, and the other lender parties thereto.*

99.1	Press release issued by The GEO Group, Inc. on October 6, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain portions of this Exhibit have been omitted in accordance with Regulation S-K Item 601 because they are both (i) not material to investors and (ii) the type of information that the Registrant customarily and actually treats as private or confidential and have been marked with “[***]” to indicate where omissions have been made. The Registrant agrees to furnish supplementally an unredacted copy of the Exhibit to the Securities and Exchange Commission or its staff upon request. Additionally, certain schedules and similar attachments have been omitted in reliance on Instruction 4 of Item 1.01 of Form 8-K and Item 601(a)(5) of Regulation S-K. The Company will provide, on a supplemental basis, a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 8, 2026	By:	/s/ Shayn P. March
Date		Shayn P. March
Senior Vice President and Chief Financial Officer

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